EXHIBIT 99.1

Arbutus Announces 2024 Corporate Objectives and Provides Financial Update

Additional data from two on-going Phase 2a clinical trials evaluating imdusiran, our RNAi therapeutic, as a cornerstone therapy in combination with other compounds expected in 2024

Initiation of a third Phase 2a clinical trial evaluating imdusiran and an approved PD-L1 monoclonal antibody expected in 1H 2024

Preliminary data from a Phase 1a/1b clinical trial with AB-101, our oral PD-L1 inhibitor, expected in 1H 2024

Claim construction hearing for Moderna LNP litigation scheduled for February 8, 2024

Strong financial position; cash runway into Q1 2026

WARMINSTER, Pa., Jan. 08, 2024 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company leveraging its extensive virology expertise to develop a cure for people with chronic hepatitis B virus (cHBV) infection, today announced its 2024 business outlook including its clinical development milestones to advance its HBV pipeline and a financial update.

“As we enter 2024, our strong balance sheet and anticipated clinical trial readouts position us well towards achieving our mission of developing a functional cure for patients with cHBV,” said Michael J. McElhaugh, Interim President and Chief Executive Officer of Arbutus Biopharma. “Our Phase 2a program for imdusiran, our RNAi therapeutic, consisting of three separate trials, reinforces the potential role of imdusiran as a cornerstone in a treatment regimen to functionally cure patients with cHBV. Additionally, AB-101, our oral PD-L1 inhibitor, continues to progress and we look forward to preliminary data from the ongoing Phase 1a/1b clinical trial. We remain committed to continuing discovery research in HBV and we are confident that we have the talent and resources to execute our mission.”

2024 Clinical Development Milestones

Imdusiran (AB-729, RNAi Therapeutic)

  AB-729-201 is a Phase 2a clinical trial that is evaluating the safety, tolerability and antiviral activity of the combination of imdusiran, nucleos(t)ide analogue (NA) therapy and pegylated interferon alfa-2a (IFN) in patients with cHBV. Preliminary data presented at the EASL Congress in June 2023 suggest that the addition of IFN to imdusiran was generally well-tolerated and appears to result in continued HBsAg declines in some patients. Arbutus plans to announce end-of-treatment data from this trial in the first half of 2024.
  AB-729-202 is a Phase 2a clinical trial that is evaluating the safety and immunogenicity of imdusiran, NA therapy and Barinthus Bio’s (formerly Vaccitech plc) VTP-300, an HBV antigen-specific immunotherapy.  Preliminary data presented at AASLD – The Liver Meeting in November 2023 showed that the combination of imdusiran and VTP-300 provided a meaningful reduction of HBsAg levels that are maintained well below baseline. In addition, a subset of patients given imdusiran and then VTP-300 showed early signs of immune activation. Arbutus plans to announce end-of-treatment data from this portion of the trial in the first half of 2024.
  AB-729-202 was amended to include an additional cohort of 20 patients who will receive imdusiran plus NA therapy for 24 weeks followed by VTP-300 plus up to two low doses of nivolumab, an approved anti-PD-1 monoclonal antibody. Enrollment is complete in this additional cohort with preliminary data expected in the second half of 2024.
  AB-729-203 is a Phase 2a clinical trial that will initiate in the first half of 2024 and will evaluate the safety, tolerability and antiviral activity of intermittent low doses of durvalumab, an approved PD-L1 monoclonal antibody in combination with imdusiran and NA therapy.

AB-101 (Oral PD-L1 Inhibitor)

  AB-101-001 is a Phase 1a/1b double-blind, randomized, placebo-controlled clinical trial designed to investigate the safety, tolerability, pharmacokinetics (PK), and pharmacodynamics (PD) of single- and multiple-ascending oral doses of AB-101 for up to 28 days in healthy subjects and patients with cHBV. AB-101 continues to be evaluated at higher single doses in healthy subjects in part one of the Phase 1a/1b clinical trial, which was initiated in September 2023. Arbutus expects to report preliminary data from the healthy subject portion of this clinical trial, including target engagement and receptor occupancy data, in the first half of 2024.

LNP Litigation Update:

  Arbutus will continue to protect and defend its intellectual property, which is the subject of the on-going lawsuits against Moderna and Pfizer/BioNTech. The Company is seeking fair compensation for Moderna’s and Pfizer/BioNTech’s use of its patented LNP technology that was developed with great effort and at a great expense, without which Moderna and Pfizer/BioNTech’s COVID-19 vaccines would not have been successful. With respect to the Moderna lawsuit, fact discovery is currently on-going with the claim construction hearing scheduled for February 8, 2024. According to the Court Scheduling Order, which was issued on March 21, 2023, the court is expected to issue its claim construction order within 60 days of conclusion of the claim construction hearing.  Expert testimony and depositions will then follow. A trial date has not been set, but the trial is expected to commence in the first half of 2025. The lawsuit against Pfizer/BioNTech is ongoing and a date for a claim construction hearing has not been set.

Financial Update:

  The Company had cash, cash equivalents and investments in marketable securities totaling approximately $132 million as of December 31, 2023.
  The Company expects to significantly reduce its net cash burn in 2024 when compared to 2023. The Company expects net cash burn in 2024 to range from $63 to $67 million versus a 2023 net cash burn of approximately $85 million. The Company believes its cash, cash equivalents and investments in marketable securities of approximately $132 million as of December 31, 2023, are sufficient to fund its operations into the first quarter of 2026.
  The preliminary cash, cash equivalents and investments as of December 31, 2023 and its preliminary 2023 net cash burn were calculated prior to the completion of an audit by Arbutus’ independent registered public accounting firm and are therefore subject to adjustment.

About imdusiran (AB-729)

Imdusiran is an RNA interference (RNAi) therapeutic specifically designed to reduce all HBV viral proteins and antigens including hepatitis B surface antigen, which is thought to be a key prerequisite to enable reawakening of a patient’s immune system to respond to the virus. Imdusiran targets hepatocytes using Arbutus’ novel covalently conjugated N-Acetylgalactosamine (GalNAc) delivery technology enabling subcutaneous delivery. Clinical data generated thus far has shown single and multiple doses of imdusiran to be generally safe and well-tolerated, while also providing meaningful reductions in hepatitis B surface antigen and hepatitis B DNA. Imdusiran is currently in multiple Phase 2a clinical trials.

About AB-101

AB-101 is our oral PD-L1 inhibitor candidate that we believe will allow for controlled checkpoint blockade while minimizing the systemic safety issues typically seen with checkpoint antibody therapies. Immune checkpoints such as PD-1/PD-L1 play an important role in the induction and maintenance of immune tolerance and in T-cell activation. Preclinical data generated thus far indicates that AB-101 mediates re-activation of exhausted HBV-specific T-cells from cHBV patients. We believe AB-101, when used in combination with other approved and investigational agents, could potentially lead to a functional cure in patients chronically infected with HBV. AB-101 is currently being evaluated in a Phase 1a/1b clinical trial.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by the hepatitis B virus (HBV). HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. Chronic HBV infection represents a significant unmet medical need. The World Health Organization estimates that over 290 million people worldwide suffer from chronic HBV infection, while other estimates indicate that approximately 2.4 million people in the United States suffer from chronic HBV infection. Approximately 820,000 people die every year from complications related to chronic HBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company leveraging its extensive virology expertise to identify and develop novel therapeutics with distinct mechanisms of action, which can be combined to provide a functional cure for patients with chronic hepatitis B virus (cHBV). We believe the key to success in developing a functional cure involves suppressing HBV DNA, reducing surface antigen, and boosting HBV-specific immune responses. Our pipeline of internally developed, proprietary compounds includes an RNAi therapeutic, imdusiran (AB-729) and an oral PD-L1 inhibitor, AB-101. Imdusiran has generated meaningful clinical data demonstrating an impact on both surface antigen reduction and reawakening of the HBV-specific immune response. Imdusiran is currently in two Phase 2a combination clinical trials. AB-101 is currently being evaluated in a Phase 1a/1b clinical trial. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about our future development plans for our product candidates; our program updates; our belief that checkpoint inhibitors may play a key role in antiviral immune tolerance in cHBV; the expected cost, timing and results of our clinical development plans and clinical trials with respect to our product candidates; our expectations with respect to clinical trial design and the release of data from our clinical trials and the expected timing thereof; our expectations and goals for our collaborations with third parties and any potential benefits related thereto; the potential for our product candidates to achieve success in clinical trials; our plans with respect to the ongoing patent litigation matters; and our expected financial condition, including the anticipated duration of cash runways, our expectations regarding our 2024 cash burn and the timing regarding our needs for additional capital.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of preclinical studies and clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies, including uncertainties and contingencies related to the ongoing patent litigation matters.

Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical studies and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ products; economic and market conditions may worsen; uncertainties associated with litigation generally and patent litigation specifically; it may take considerable time and expense to resolve the clinical hold that has been placed on AB-101 by the FDA, and no assurance can be given that the FDA will remove the clinical hold; Arbutus and its collaborators may never realize the expected benefits of the collaborations; and market shifts may require a change in strategic focus; Arbutus’ plans to reduce its net cash burn may not materially extend the cash runway and may create a distraction or uncertainty that may adversely affect its operating results, business, or investor perceptions; and risks related to the sufficiency of Arbutus’ cash resources and its ability to obtain adequate financing in the future for its foreseeable and unforeseeable operating expenses and capital expenditures.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors and Media

 Lisa M. Caperelli
Vice President, Investor Relations
Phone: 215-206-1822
Email: lcaperelli@arbutusbio.com